Exhibit 99.1

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE
FIRST QUARTER OF FISCAL 2007

Milwaukee, WI October 19, 2006/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation today announced first quarter consolidated net sales of $338.2 million and a net loss of $18.0 million or $.36 per diluted share.  Consolidated net sales decreased $173.5 million or 34% from the prior year while net income decreased $22.8 million from the same period a year ago.

The $173.5 million consolidated net sales decrease was the result of reductions in unit volume experienced in both segments.  One major cause of the reduction in volume was the lack of landed-hurricane activity this year as opposed to last year’s significant events.  This impacted the sales of both generator product and the engines used to power them.  The other major contributors to the lower volume between years were the reduced OEM demand for engines for lawn and garden equipment due to this year’s soft retail season and the reduction of lawn equipment shipments to retailers in the 2006 lawn and garden season.

The $22.8 million reduction in net income is primarily the result of lost gross profits associated with the reduced unit volumes discussed above.

Engines:

Fiscal 2007 first quarter net sales were $189.6 million, a $95.8 million or 34% reduction from the prior year.  This decrease reflects 37% lower engine unit shipments compared to the same period a year ago.  In fiscal 2006, first quarter shipments benefited from a normal U.S. retail lawn and garden season and increased OEM demand from Europe.  A soft retail sales environment negatively impacted the first quarter of fiscal 2007.  There was improved late summer demand that moved retail inventories, but did not result in a meaningful replenishment of engines.  In addition, the lack of weather related events that drive generator sales caused replenishment demand for engines to be less than a year ago.

There was a $24.1 million loss from operations in the first quarter of fiscal 2007.  This loss was $32.9 million less than the operating income of $8.8 million reported for the same period a year ago.  The decrease in operating income between years was primarily the result of lower engine shipments.

Power Products:

Fiscal 2007 first quarter net sales were $186.9 million, a $113.7 million or 38% reduction from the same period a year ago.  The decrease in net sales results primarily from a decrease in unit shipments in several product categories that experienced softer retail demand during the period.  In the first quarter of fiscal 2006 generator sales were positively impacted by two hurricanes that made land fall.  The lack of landed-hurricanes in the first quarter of fiscal 2007 caused unit shipments to be down approximately 50% between years.  Our sales of lawn and garden equipment are down approximately $53.5 million due to lower shipments of Murray branded products.  Pressure washer sales are lower than a year ago as a result of approximately 45% lower unit shipments.  Similar to lawn and garden product, sales of pressure washers at retail were soft this season.

The first quarter of fiscal 2007 had income from operations of $2.8 million.  This represents a $2.6 million increase over income from operations generated in the same period a year ago.  An improvement of $11.6 million in operating income between years resulted from the absence of the loss associated with the closing down of Murray, Inc. operations in the first quarter a year ago.  The partial offset to this improvement was caused primarily by increased manufacturing costs, and lower sales and production volumes associated with generator and pressure washer products.

General:

Interest expense was lower in the first quarter of fiscal 2007 because a repayment in the fourth quarter of fiscal 2006 lowered outstanding debt.  The effective tax rate was at 34.5% versus the 35.0% used in the first quarter last year.

Share Repurchase Program:

The Company has repurchased $48 million of its common stock through open market transactions in the first quarter of fiscal 2007.  The Company has authorization to repurchase another $72 million of common stock, with the timing and amount of purchases dependent on the market price of the stock and certain governing loan covenants.

Outlook:

We believe that the placement of a majority of the engine business for the 2007 lawn and garden season can now be identified.  We currently project the market to be flat between years and anticipate that our market share may be down slightly.

Two significant issues at this time are the lack of hurricane related generator sales and a less than anticipated demand for snow thrower product.  Lack of retail demand caused by these two issues has significantly impacted our outlook for fiscal 2007 in both of our segments.  Our projections for the Power Products Segment now assume that there will be no hurricane events in fiscal 2007 and the current inventory of generators at the major retailers may not require substantial replenishment until the next hurricane season.  The fall off in seasonal generator needs, early soft demand for snow product and a lower forecast for pressure washer market growth decreases our sales and production volume forecasts in the Power Products Segment.  We estimate that the Power Products Segment sales will now be $1.05 billion and income from operations in the range of $49 to $55 million.

The Engines Segment sales and production volumes are projected lower for the year based on the assumption of a flat lawn and garden market in the spring of 2007 and the recognition that we are a market leader in providing engines for the domestic portable generator market.  We now project a decline in engine unit shipment volume of approximately 8% from last year that is weighted to larger displacement, generator-related product.  This reduces our current sales forecast for the segment to approximately $1.55 billion.  We are currently lowering our production output to address the reduced demand forecast but the loss of production volume will also increase our operating costs as we get less utilization of our fixed investment at several plants.  The impact of reduced sales and production volumes results in an income from operations projection in the range of $91 to $105 million for the Engines Segment.

Interest expense and other income are forecasted to be $43.0 million and $13.6 million, respectively.  The effective tax rate for the full year is projected to be in a range from 33.0% to 35.0%.  The current forecast results in net income for fiscal 2007 in the range of $75 to $85 million or $1.51 to $1.71 per diluted share.

Net income for the second quarter of fiscal 2007 is projected to be in the range of breakeven to a loss of $5.0 million. The second quarter forecasted results are lower than in the same period a year ago because there are significantly lower sales of generators and a corresponding reduction in shipments and production related to engines used on generator applications. In addition, shipments of engines for lawn and garden equipment for the spring of 2007 are lower between years because equipment manufacturers are scheduling more of their deliveries for the second half of the fiscal year, closer to the season.

The Company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (800) 804-3550. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 972422.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; our customer’s ability to successfully obtain financing; the actions of customers of our OEM customers; actions by potential acquirers of certain OEMs; the ability to successfully realize the maximum market value of acquired assets; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended September
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal September

	2006	2005
NET SALES	$338,249	$511,709
COST OF GOODS SOLD	293,887	430,401
Gross Profit on Sales	44,362	81,308
ENGINEERING, SELLING, GENERAL
AND ADMINISTRATIVE EXPENSES	66,321	70,277
Income from Operations	(21,959)	11,031
INTEREST EXPENSE	(9,037)	(10,028)
OTHER INCOME, Net	3,457	6,264
Income (Loss) before Provision (Credit) for Income Taxes	(27,539)	7,267
PROVISION (CREDIT) FOR INCOME TAXES	(9,501)	2,540
Net Income (Loss)	$(18,038)	$4,727

Average Shares Outstanding	50,583	51,695
BASIC EARNINGS PER SHARE	$(0.36)	$0.09

Diluted Average Shares Outstanding	50,583	52,053
DILUTED EARNINGS PER SHARE	$(0.36)	$0.09

Segment Information

(In Thousands)
(Unaudited)

	Three Months Ended Fiscal September

	2006	2005
NET SALES:
Engines	$189,596	$285,429
Power Products	186,887	300,607
Inter-Segment Eliminations	(38,234)	(74,327)
Total*	$338,249	$511,709

*Includes international sales of	$111,412	$115,537

GROSS PROFIT ON SALES:
Engines	$24,699	$59,684
Power Products	20,253	19,504
Inter-Segment Eliminations	(590)	2,120
Total	$44,362	$81,308

INCOME FROM OPERATIONS:
Engines	$(24,122)	$8,767
Power Products	2,753	144
Inter-Segment Eliminations	(590)	2,120
Total	$(21,959)	$11,031

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal September

(In Thousands)
(Unaudited)

	2006	2005
CURRENT ASSETS:
Cash and Cash Equivalents	$44,170	$84,567
Accounts Receivable, Net	227,892	343,650
Inventories	706,362	572,645
Deferred Income Tax Asset	61,064	97,498
Other	25,532	35,001
Total Current Assets	1,065,020	1,133,361

OTHER ASSETS:
Goodwill	251,885	253,663
Investments	46,474	46,640
Prepaid Pension	76,650	-
Deferred Loan Costs, Net	4,014	5,650
Other Intangible Assets, Net	93,985	96,062
Other Long-Term Assets, Net	7,283	27,434
Total Other Assets	480,291	429,449

PLANT AND EQUIPMENT:
At Cost	1,017,983	1,006,145
Less - Accumulated Depreciation	591,220	564,899
Plant and Equipment, Net	426,763	441,246
	$1,972,074	$2,004,056

CURRENT LIABILITIES:
Accounts Payable	$152,984	$142,037
Short-Term Borrowings	121,852	4,721
Current Maturity on Long-Term Debt	81,015	40,000
Accrued Liabilities	171,885	203,396
Total Current Liabilities	527,736	390,154

OTHER LIABILITIES:
Deferred Income Tax Liability	101,965	111,295
Accrued Pension Cost	26,091	50,806
Accrued Employee Benefits	16,391	15,468
Accrued Postretirement Health Care Obligation	83,272	80,091
Other Long-Term Liabilities	1,512	15,940
Long-Term Debt	302,490	446,510
Total Other Liabilities	531,721	720,110

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	70,487	59,176
Retained Earnings	1,057,123	1,022,677
Accumulated Other Comprehensive Income	4,231	(41,684)
Unearned Compensation on Restricted Stock	(2,224)	(2,946)
Treasury Stock, at Cost	(217,000)	(143,431)
Total Shareholders’ Investment	912,617	893,792
	$1,972,074	$2,004,056

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Three Months Ended Fiscal September

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (Loss) Income	$(18,038)	$4,727
Depreciation and Amortization	18,154	19,424
Loss (Gain) on Disposition of Plant and Equipment	37	(6,156)
Provision for Deferred Income Taxes	(3,937)	(7,746)
Decrease in Accounts Receivable	45,610	17,136
Increase in Inventories	(144,347)	(102,980)
Decrease (Increase) in Other Current Assets	10,785	(5,450)
Decrease in Accounts Payable and Accrued Liabilities	(20,397)	(7,355)
Stock Compensation Expense	2,819	2,096
Other, Net	1,085	1,170
Net Cash Used by Operating Activities	(108,229)	(85,134)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(13,844)	(16,317)
Proceeds Received on Disposition of Plant and Equipment	262	10,474
Refund of Cash Paid for Acquisition	-	6,347
Net Cash (Used in) Provided by Investing Activities	(13,582)	504

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Loans and Notes Payable	118,378	4,278
Stock Option Exercise Proceeds and Tax Benefits	750	2,418
Treasury Stock Purchases	(48,232)	-
Net Cash Provided by Financing Activities	70,896	6,696
EFFECT OF EXCHANGE RATE CHANGES	(6)	928
NET DECREASE IN CASH AND CASH EQUIVALENTS	(50,921)	(77,006)
CASH AND CASH EQUIVALENTS, Beginning	95,091	161,573
CASH AND CASH EQUIVALENTS, Ending	$44,170	$84,567